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                     April 20, 2023

       Steven Bixler
       Chief Accounting Officer
       Rite Aid Corporation
       PO Box 3165
       Harrisburg, Pennsylvania 17105

                                                        Re: Rite Aid
Corporation
                                                            Form 10-K for
Fiscal Year Ended February 26, 2022
                                                            Filed April 25,
2022
                                                            File No. 001-05742

       Dear Steven Bixler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services